(CRAFTMADE LOGO)

FOR IMMEDIATE RELEASE
---------------------

For Further Information:
Kathy Oher                                       Hala Aly
Chief Financial Officer                          Halliburton Investor Relations
(972) 393-3800, ext. 160                         (972) 458-8000
Investorrelations@craftmade.com                  haly@halliburtonir.com

                  CRAFTMADE INTERNATIONAL ANNOUNCES FISCAL 2003
                       FOURTH QUARTER AND YEAR-END RESULTS

COPPELL, TEXAS, August 19, 2003 - Craftmade International, Inc. (NASDAQ: CRFT) today reported net income of $1,918,000 for its fiscal 2003 fourth quarter ended June 30, 2003, compared to net income of $2,113,000 for the fourth quarter of fiscal year 2002. On a fully diluted basis, net income per share increased to $0.36 per share from $0.35 per share for the corresponding period a year ago. Reported EPS for the fourth quarter was in line with the consensus estimate for the quarter. Weighted average diluted shares outstanding for the quarter were 5,402,000 compared to 6,027,000 for the same period last year.

Revenues for the quarter ended June 30, 2003 were $18,957,000, a decrease of 6.6% from revenues of $20,302,000 reported for last year's fourth quarter. Fourth quarter net sales from the showroom division increased 1%, or $139,000, to $13,586,000 from $13,447,000 for the same period last year.

Fourth quarter net sales from the mass retail division declined 21.6% or $1,484,000 to $5,371,000, compared to $6,855,000 last year. Management believes the sales decline was partially due to the overall weaker retail environment. The sales decline was also attributed to the variability of TSI's promotional business in which the buying patterns of its mass retail customers can vary from period to period.

Net income from the company's 50%-owned subsidiaries rose 23.6%, or $148,000, to $777,000 compared to $629,000 for last year's fourth quarter. The increase in net income was primarily due to an increase in sales and margin improvement in the fan accessory business.

For the year ended June 30, 2003, revenues decreased 2.3% to $71,817,000 from $73,509,000 last year. Net income for 2003 was $6,846,000, or $1.23 per diluted share, compared to $6,160,000, or $1.03 per diluted share, for 2002, an increase of 19.4%.

Gross profit as a percentage of sales for the three months ended June 30, 2003, increased to 35.8% from 32.7% in the fourth quarter last year. Gross profit from the showroom division increased to 41.8% of sales from 39.8% of sales in the year-ago period. The gross margin of the mass retail division improved to 20.7% of sales for the three months ended June 30, 2003, compared to 18.8% of sales in the year-ago period.

Total selling, general and administrative expenses were $4,127,000, or 21.8% of net sales for the fourth quarter, compared to $3,708,000, or 18.3% of net sales for the same period last year. The increase in SG&A expense as a percentage of revenues was primarily due to the deleveraging effect of the sales decline on relatively fixed SG&A expenses.

Press Release
Craftmade International, Inc.
August 19, 2003 - Page 2


"We are generally pleased with our year-over-year performance despite a weak retail environment," said James R. Ridings, Craftmade's Chairman and Chief Executive Officer, "and we are encouraged by the sales of new products featured at our June market."

"We believe the company's long-term outlook continues to be strong, and we reiterate our previously stated guidance of 18% to 20% growth for fiscal 2004. We are comfortable with the 2004 consensus analyst estimates of $1.46 to $1.48 per share."

A conference call to discuss the company's fourth quarter and fiscal 2003 results, as well as the company's outlook for fiscal 2004, is scheduled for Tuesday, August 19, at 10:00 a.m. Central Time. To participate in this call, dial (719) 457-2657 and refer to confirmation code 604332. A replay of the conference call can also be accessed via the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe's, Home Depot and Wal-Mart.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's Form 10-K filing with the Securities and Exchange Commission.

                            -Financial Table Follows-


                                                 Three Months Ended        Twelve Months Ended
                                                      June 30,                 June 30,
                                               -----------------------   -----------------------
                                                 2003          2002         2003         2002
                                               ----------   ----------   ----------   ----------
                                                      (In thousands, except per share data)

         Net sales                             $   18,957   $   20,302   $   71,817   $   73,509
         Cost of goods sold                        12,163       13,656       48,369       50,181
         Gross profit                               6,794        6,646       23,448       23,328
         Selling, general and
            administrative expenses                 4,127        3,708       15,307       14,975
         Income from 50% owned
         subsidiaries                                 777          629        4,241        2,622
         Income from wholly owned
         subsidiaries                               2,280        2,483        6,654        6,792
         Net income                                 1,918        2,113        6,846        6,160
         Diluted
            earnings per share                 $     0.36   $     0.35   $     1.23   $     1.03
         Diluted shares
            outstanding                             5,402        6,027        5,568        6,001